Exhibit 99.1

Texas Industries, Inc. Announces Tender Offer and Consent Solicitation for Its 10 1/4% Senior Notes Due 2011

          DALLAS, June 13 /PRNewswire-FirstCall/ -- Texas Industries, Inc. (NYSE: TXI) announced today that it has commenced a cash tender offer and consent solicitation (the “Offer”) for any and all of its $600,000,000 aggregate principal amount outstanding of 10 1/4% Senior Notes due 2011 (CUSIP No. 882491AH6 and ISIN US882491AH65) (the “Notes”).

          The Offer is scheduled to expire at 12:00 midnight, New York City time, on July 14, 2005, unless extended or earlier terminated (the “Expiration Date”). The consent solicitation will expire at 5:00 p.m., New York City time, on June 24, 2005, unless extended or earlier terminated (the “Consent Payment Deadline”).  Tenders of Notes may be validly withdrawn and consents may be validly revoked until the Withdrawal Rights Deadline (defined below).

          The total consideration per $1,000 principal amount of Notes validly tendered and not withdrawn prior to the Consent Payment Deadline will be based on a fixed spread of 50 basis points over the yield on the Price Determination Date (defined below) of the 31/2% U.S. Treasury Note due May 31, 2007.  In addition, holders whose Notes are validly tendered and accepted for purchase will receive accrued and unpaid interest up to, but not including, the Initial Payment Date (as defined below). The total consideration will be calculated at 2:00 p.m., New York City time, on a date to be selected by the Company which is at least 10 business days prior to the Expiration Date (the “Price Determination Date”).  The Company currently expects this date to be June 30, 2005 unless the Offer is extended.  Holders who validly tender their Notes by the Consent Payment Deadline will receive payment on the initial payment date, which is expected to be on or about July 6, 2005 (the “Initial Payment Date”).

          In connection with the tender offer, TXI is soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants and certain events of default in the indenture governing the Notes. TXI is offering to make a consent payment (which is included in the total consideration described above) of $30.00 per $1,000 principal amount of Notes to holders who validly tender their Notes and deliver their consents at or prior to the Consent Payment Deadline.  Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes. No consent payments will be made in respect of Notes tendered after the Consent Payment Deadline.

          Tendered Notes may not be withdrawn and consents may not be revoked after the time TXI and the trustee for the Notes execute an amendment to the indenture governing the Notes to effect the proposed amendments (the “Supplemental Indenture”), which is expected to be 5:00 p.m., New York City time, on June 24, 2005 (the “Withdrawal Rights Deadline”).  Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof.

          The Offer is subject to the satisfaction of certain conditions including: (1) receipt of consents from holders of a majority in principal amount of the outstanding Notes, (2) execution of the Supplemental Indenture, (3) consummation of new debt financings raising proceeds in an aggregate amount sufficient to fund the tender and (4) certain other customary conditions.

          The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated June 13, 2005, copies of which may be obtained from D. F. King & Co., Inc., the information agent for the Offer, at (800) 659-5550 (US toll free) or, for bankers and brokers (212) 269-5550.

          TXI expects to fund the tender with the issuance of new senior notes due 2013, the receipt of a dividend payment from its wholly-owned steel subsidiary, Chaparral Steel Company (assuming completion by Chaparral Steel Company of its proposed debt financings), and its existing cash.

          TXI has engaged Banc of America Securities LLC to act as the exclusive dealer manager and solicitation agent in connection with the Offer.  Questions regarding the Offer may be directed to Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (US toll-free) and (704) 388-9217 (collect).

          This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities.  The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated June 13, 2005.

          TXI is a leading supplier of building materials, primarily cement and structural steel.  TXI is the largest supplier of cement in Texas and a major cement supplier in California.  Structural steel products are distributed throughout North America.  On December 15, 2004, TXI’s Board of Directors approved a plan to spin off the steel business by means of a tax-free stock dividend to TXI shareholders.  Upon completion of the Offer and the requisite debt financing, mentioned above, TXI intends to distribute the common stock of Chaparral Steel Company to its existing shareholders as part of a previously announced spin-off transaction.

          Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements.  Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the TXI’s business, construction activity in the TXI’s markets, abnormal periods of inclement weather, changes in costs of raw materials, fuel and energy, the impact of environmental laws, other regulations, unexpected equipment failures and other risks described in the TXI’s Annual Report on SEC Form 10-K.

SOURCE  Texas Industries, Inc.
          -0-                                                  06/13/2005
          /CONTACT:  Kenneth R. Allen, Vice President and Treasurer of Texas Industries, Inc., +1-972-647-6730, or fax, +1-972-647-3964, or investor@txi.com /
          /Web site:  http://www.txi.com /